Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Sprint Corporation:

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 (“Registration Statement”) of Sprint Corporation, and in the related Joint Proxy Statement/Prospectus, of our report dated March 10, 2005 with respect to the consolidated balance sheet of Sprint Corporation and subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and shareholders’ equity for the year ended December 31, 2004, and the related financial statement schedule, and our report dated March 10, 2005, with respect to management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, and the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2004, and to the reference to our firm under the headings “Selected Historical Financial Data of Sprint” and “Experts” in the Registration Statement and related Joint Proxy Statement/Prospectus.

/s/    KPMG LLP

Kansas City, Missouri

April 25, 2005